UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2010

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33937	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 2, 2010, a Final Judgment and Consent Decree (the “Consent Decree”) providing for the settlement of LiveDeal, Inc.’s (the “Company”) ongoing litigation with the Illinois Attorney General was filed by the Circuit Court of the Seventh Judicial Circuit of the State of Illinois (Sangamon County) (the “Court”).  The Consent Decree was previously executed by the Company and the Illinois Attorney General.

As the Company has previously disclosed, on November 12, 2008, the Illinois Attorney General filed a complaint in the Court against the Company requesting money damages and injunctive relief for claims that the Company employed deceptive and unfair acts and practices in violation of the Illinois Consumer Fraud and Deceptive Business Act in a telemarketing campaign that in part promoted premium Internet yellow page listings to Illinois consumers.  The Company denied the allegations, and the Court subsequently denied both parties’ dispositive motions.

As set forth in the Consent Decree, the terms of the settlement require the Company to make a $10,000 contribution to the Illinois Attorney General Court Ordered and Voluntary Compliance Payment Projects Fund for Consumer Enforcement and Education.  Illinois consumers who entered into an Internet yellow pages contract on or after January 1, 2007, and who have not already cancelled such listing and received a full refund, are also entitled to a full refund from the Company (provided that they did not actually and knowingly agree to purchase the Company’s Internet yellow page listings).  Consumers must provide written notice of their demand for a refund within 60 days after the entry of the Consent Decree, and the Company has up to 120 days after the date of the Consent Decree to challenge any consumer’s right to a refund.

Among other things, the Consent Decree restricts the Company from soliciting, billing, or knowingly causing Illinois consumers to be billed for Internet yellow page listings for a period of five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: September 3, 2010	/s/ Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer